Exhibit 4.25

LOAN AGREEMENT

This Loan Agreement (the “Agreement”) is entered into in Hangzhou as of March 23, 2009 by the following parties.

Party A:                                                NetEase (Hangzhou) Network Co., Ltd.

Registration Address: Room 103-105, 1/F, Building 18, No.1 Jiaogong Road, Hangzhou, Zhejiang Province, P. R. China

Party B:                                                Hu Zhipeng

ID No.:  330106197812210436

Address:  Foreign Enterprise Service Co., Ltd., No. 14, Chaoyangmen Nandajie, Chaoyang District, Beijing, P. R. China

WHEREAS,

1.                                      Party A is a wholly-owned foreign enterprise incorporated in the People’s Republic of China (the “PRC”); and

2.                                      Party B is a citizen of the PRC and owns 50% of the equity interests of Hangzhou Leihuo Network Co., Ltd. (the “Company”) incorporated in Hangzhou.

In this Agreement, Party A and Party B are called collectively as the “Parties” and each of them is a “Party.”

NOW THEREFORE, through friendly negotiations, the parties hereto agree as follows:

1.                                      Party A agrees to provide an interest-free loan to Party B with an aggregate principal amount of RMB 5,000,000 (the “Loan”) in accordance with the terms and conditions set forth in this Agreement.

2.                                      Party B confirms that he has received the total amount of the Loan and has invested it into the Company as a capital contribution.

3.                                      The term of the Loan starts from the date when Party B received the Loan until twenty (20) years after the execution of this Agreement and may be extended upon written agreement of the parties hereto. During the term of the Loan or any extension thereof, Party A may notify Party B in writing that the Loan under this Agreement is due and payable immediately and request Party B to repay the Loan in the manner specified herein, if any of the following events occurs:

(a)                                 Party B resigns from or is dismissed by Party A or its affiliates;

(b)                                 Party B dies or becomes a person without capacity or with limited capacity for civil acts;

(c)                                  Party B commits a crime or is involved in a crime;

(d)                                 Any other third party claims more than RMB100,000 against Party B; or

(e)                                  Subject to PRC laws, Party A or its designated person(s) is permitted to invest in the business of value-added telecommunications services, such as Internet information services, as well as other businesses that the Company is engaged in, and Party A has given a written notice to the Company to exercise its option to purchase equity in the Company (the “Equity Option”) in accordance with an Exclusive Purchase Option Agreement (the “Option Agreement”) executed by Party A, Party B and the Company.

4.                                      Both Parties hereby agree and confirm that, subject to PRC laws, Party A shall have the right, but not the obligation, to exercise, or designate other persons (including natural persons, legal persons or other entities) to exercise the Equity Option in the manner and at the purchase price specified in the Option Agreement.

5.                                      Both Parties hereby agree and confirm that Party B may repay the Loan only in one of the following repayment methods, and Party B agrees to take all actions (including executing and delivering documents or calling shareholders’ meetings) necessary or advisable to implement either of these methods.

(a)                                 Offset Payment with Equity Option

Each time Party A exercises the Equity Option, the Purchase Price (as defined in Article 1.3 of the Option Agreement) payable by Party A or its designated person(s) for such Equity Option exercise shall be applied by Party A, as provided for in Article 1.5.1 of the Option Agreement, to offset the outstanding amount of the Loan (with such offset payment applied to the principal, interest and capital utilization costs for the Loan as set forth in Article 6 of this Agreement), provided that the portion of the Purchase Price payable in cash to Party B for any tax obligation incurred by Party B in connection with the Equity Option exercise shall not be applied to offset any amount outstanding under the Loan.  The portion of the Purchase Price applied to offset any amount outstanding under the Loan is referred to as an “Offset Payment”.

(b)                                 Mutual Agreement.

When Article 5(a) above does not apply, if Party A in its sole discretion decides that the Loan may be repaid by another method, then Party B may pay to Party A the outstanding amount of the Loan (including any interest and capital utilization costs) in cash or other property, as determined by Party A, following any conditions or procedures specified by Party A.

6.                                      Both Parties hereby agree and confirm that the Loan is interest-free, except as  otherwise provided for herein.  Each time an Offset Payment occurs pursuant to Article 5(a), the Offset Payment shall be applied to the outstanding amount of the Loan in the following manner.

(a)                                 If all of Party B’s equity interests in the Company are transferred to Party A or its designated person(s) in accordance with the Option Agreement, then at the time such transfer is completed, the Loan shall be deemed to have been repaid in full by the Offset Payment.

(b)                                 If the Loan is not repaid in full under Article 6(a) because less than all of Party B’s equity interests in the Company were transferred to Party A or its designated person(s), then the Offset Payment shall repay a portion of the principal outstanding on the Loan, with such portion equal to the outstanding Loan principal multiplied by the percentage of Party B’s total equity interests in the Company transferred in the Equity Option exercise.

(c)                                  If the Offset Payment exceeds the principal deemed fully repaid by Article 6(b), the amount of such excess shall be deemed, to the maximum extent permitted by applicable law, as a repayment to Party A of interest and capital utilization costs for the Loan.

7.                                      Both Parties hereby agree and confirm that Party B shall be deemed to have fully performed his obligations under this Agreement, and the Loan shall be deemed to have been fully repaid, if and only if one of the following occurs:

(a)                                 pursuant to Articles 5(a) and 6, after one or more exercises of the Equity Option, Party B has transferred all his equity interests in the Company to Party A and/or its designated person(s) and the total proceeds from such transfer(s) or the maximum amount (including principal, interest and capital utilization costs) allowed by applicable law have been applied to the Loan as one or more Offset Payments under Article 5(a); or

(b)                                 pursuant to Article 5(b), the Loan is fully repaid in the manner determined by Party A, following any conditions or procedures specified by Party A.

8.                                      To secure the performance of his obligations under this Agreement, Party B agrees to pledge all his equity interests in the Company to Party A (the “Equity Pledge”). Both Parties agree to execute an Equity Pledge Agreement (the “Equity Pledge Agreement”) in connection with this pledge.

9.                                      Party A hereby represents and warrants to Party B that, as of the execution date of this Agreement:

(a)                                 Party A is a wholly foreign-owned enterprise incorporated and validly existing under the laws of PRC;

(b)                                 Party A has the right to execute and perform this Agreement. The execution and performance of this Agreement by Party A comply with its business scope, articles of association and other organizational documents. Party A has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement;

(c)                                  The principal of the Loan to Party B is legally owned by Party A;

(d)                                 The execution and performance of this Agreement by Party A do not violate any laws, regulations, approvals, authorizations, notices, other governmental documents to which Party A is subject, any agreement signed by it with any third party or any undertaking made by it to any third party; and

(e)                                  When executed by the Parties hereto, this Agreement shall constitute the legal, valid and binding obligations of Party A.

10.                               Party B hereby represents and warrants to Party A that, from the execution date of this Agreement until this Agreement terminates:

(a)                                 The Company is a limited liability company incorporated and validly existing under the laws of PRC and Party B is a legal holder of the equity interest of the Company;

(b)                                 Party B has the right to execute and perform this Agreement. The execution and performance of this Agreement by Party B comply with its business scope, articles of association and other organizational documents. Party B has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement;

(c)                                  The execution and the performance of this Agreement by Party B do not violate any laws, regulations, approvals, authorizations, notices, other governmental documents to which Party B is subject, any agreement signed by Party B with any third party or any undertaking made by Party B to any third party;

(d)                                 When executed by the Parties hereto, this Agreement shall constitute the legal, valid and binding obligations of Party B;

(e)                                  Party B has paid contribution in full for its equity interests in the Company in accordance with applicable laws and regulations;

(f)                                   Except pursuant to the Equity Pledge Agreement and Option Agreement, Party B has not pledged or created any other security interest on, made any offer to any third party to transfer, accepted the offer of any third party to purchase, or execute agreement with any third party to transfer, Party B’s equity interests in the Company;

(g)                                  There are no pending or threatened disputes, litigation, arbitration or other administrative proceedings or other legal proceedings in connection with the equity interests of the Company held by Party B; and

(h)                                 The Company has completed all necessary governmental approval, license, registration and filing.

11.                               Party B covenants that it shall, during the term of this Agreement:

(a)                                 Not sell, transfer, pledge or dispose in any other manner of his equity or other interests in the Company, or allow the creation of other security interests thereon, without Party A’s prior written consent, except for equity pledges or other rights created for the benefit of Party A;

(b)                                 Not vote at any shareholders’ meeting of the Company or execute any shareholders’ resolutions approving the sale, transfer, pledge, disposition in any other manner, or the creation of any other security interest on, any legal or beneficial interest in the equity of the Company without Party A’s prior written consent, except to or for the benefit of Party A or its designated person(s);

(c)                                  Not vote at any shareholders’ meeting of the Company or execute any shareholders’ resolutions approving the Company to merge or combine with, acquire or invest in any person without Party A’s prior written consent;

(d)                                 Promptly inform Party A of any pending or threatened litigation, arbitration or regulatory proceeding concerning the equity interests of the Company;

(e)                                  Execute all necessary or appropriate documents, take all necessary or appropriate actions, bring all necessary or appropriate lawsuits or assert all necessary and appropriate defenses against all claims in order to maintain his equity interests of the Company;

(f)                                   Not commit any act or omission that may materially affect the assets, business and liabilities of the Company without Party A’s prior written consent;

(g)                                  Appoint any person nominated by Party A to be the director of the Company;

(h)                                 Upon Party A’s exercise of the Equity Option, promptly take any actions (including signing and delivering documents) necessary or advisable to effect such exercise of the Equity Option;

(i)                                     Not request the Company to distribute dividends or profits;

(j)                                    Once he has transferred his equity interests in the Company to Party A or its designated person(s), promptly repay, subject to applicable laws, the proceeds received for such transfer in full, as the Loan principal and Loan interests or capital utilization costs allowed by laws, to Party A; and

(k)                                 Comply strictly with the terms of this Agreement, and perform the obligations pursuant to this Agreement and not commit any act or omission that would affect the validity and enforceability of this Agreement.

12.                               Party B, as the shareholder of the Company, covenants that he shall cause the Company, during the term of this Agreement:

(a)                                 Not to supplement, amend or modify its articles of association, or to increase or decrease its registered capital, or to change its capital structure in any way without Party A’s prior written consent;

(b)                                 To maintain and operate its business and deal with matters prudently and effectively, in accordance with good financial and business rules and practices;

(c)                                  Not to sell, transfer, mortgage, dispose of in any other manner, or to create other security interest on, any of its assets, business or legal or beneficial right to its revenues without Party A’s prior written consent;

(d)                                 Not to create, succeed to, guarantee or permit any liability, without the Party A’s prior written consent, except (i) the liability arising from the ordinary course of business, but not arising through Party B; and (ii) the liability reported to and approved by Party A in writing;

(e)                                  To operate all the business of the Company so as to maintain the value of its assets;

(f)                                   Not to execute any material contracts (for the purpose of this paragraph, a contract will be deemed material if the value of it exceeds RMB100,000), without Party A’s prior written consent, other than those executed during the ordinary course of business;

(g)                                  To provide information concerning all of its operation and financial affairs upon Party A’s request;

(h)                                 Not to merge or combine with, acquire or invest in, any other person without Party A’s prior written consent;

(i)                                     Not to issue dividends to shareholders in any form without Party A’s prior written consent. However, the Company shall promptly distribute all its distributable profits to each of its shareholders upon Party A’s request;

(j)                                    To inform promptly Party A of any pending or threatened suit, arbitration or regulatory proceeding concerning the assets, business or revenue of the Company;

(k)                                 To execute all necessary or appropriate documents, take all necessary or appropriate actions, bring all necessary or appropriate lawsuits or assert all necessary and appropriate defenses against all claims in order to maintain the ownership of all its assets;

(l)                                     To comply strictly with the terms of the Cooperation Agreement and other agreements between Party A and the Company, perform its obligations under aforesaid agreements, and not commit any act or omission that would affect the validity and enforceability of such agreements;

(m)                             To promptly take any actions (including signing and delivering documents) necessary or advisable to effect any exercise by Party A of the Equity Option.

13.                               This agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assignees. Without prior written approval of Party A, Party B cannot assign, pledge or otherwise transfer any right, benefit or obligation under this agreement.  In the event of Party B’s death or incapacity, the terms of this Agreement shall be binding upon the executors, administrators, heirs and successors of Party B.

14.                               Party B agrees that Party A can assign its rights and duties under this Agreement to a third party when it thinks necessary, in which case Party A only needs to give a written notice to Party B and no further consent of Party B is required.

15.                              The execution, validity, interpretation, performance, amendment, termination and resolution of disputes in connection with this Agreement shall be governed by the laws of the PRC.

16.                               Any dispute, conflict, or claim arising in connection with the interpretation and performance of the provisions of this Agreement (including any issue relating to the existence, validity, and termination of this Agreement) shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties within thirty (30) days after a Party makes a request for dispute resolution through negotiations, any Party may refer such dispute to a competent court having legal jurisdiction over Hangzhou, PRC.  The Parties agree to submit to the jurisdiction of such court.

17.                               This Agreement shall be formed on the date of execution. Both Parties hereto agree that the terms and conditions of this Agreement shall be effective as of the date on which Party B has obtained the Loan and shall expire when both Parties have fully performed their obligations under this Agreement.

18.                               This Agreement may not be amended or modified except with a written agreement reached by both Parties. In case of anything not covered herein, both Parties may sign a written supplementary agreement. Any amendment, modification, supplement or annex to this Agreement shall form an integral part of this Agreement.

19.                               This Agreement and any agreement referenced herein constitute the entire agreement of the Parties hereto with respect to the subject matters hereof and supersedes all prior verbal discussions or written agreements between the Parties with respect to subject matters hereof.

20.                               This Agreement is severable. If any clause of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall have no effect on the validity or enforceability of the remainder of this Agreement.

21.                               Confidentiality.

Both Parties acknowledge and confirm that any oral or written materials exchanged pursuant to this Agreement are confidential. Each Party shall keep confidential all such materials and not disclose any such materials to any third party without the prior written consent from the other Party except in the following situations: (a) such materials are or will become known by the public (through no fault of the receiving Party); (b) any materials as required to be disclosed by the applicable laws or rules of any stock exchange or governmental entity; and (c) any materials disclosed by each Party to its legal or financial advisors relating to the transactions contemplated by this Agreement, and such legal or financial advisors shall comply with the confidentiality provisions set forth in this Article 21. Any disclosure of confidential information by the personnel of any Party or by the institutions engaged by such Party shall be deemed as a disclosure by such Party, and such Party shall be liable for the breach under this Agreement. Both Parties agree that this Article 21 shall survive the invalidity, cancellation, termination or unenforceability of this Agreement.

22.                               Any obligation arising from or becoming due under this Agreement before the expiration or early termination of this Agreement shall survive such expiration or early termination. Articles 15, 16 and 21 of this Agreement shall survive the termination of this Agreement.

23.                               This Agreement shall be executed in two originals, with each Party holding one original. All originals shall have the same legal effect.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by himself, its legal representative or its duly authorized representative as of the date first written above.

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[Signature Page]

Party A: NetEase (Hangzhou) Network Co., Ltd. (seal)

Legal Representative/Authorized Representative:	/s/ William Lei Ding

Party B: Hu Zhipeng

Signature:	/s/ Hu Zhipeng